EXHIBIT 99.1

Section 2: EX – 99.1 (PRESS RELEASE)

               Filed by Orrstown Financial Services, Inc.

Commission File No.: 033-18888

CONTACT: Robert J. Gentry Director of Marketing 717.530.3545 Phone 717.532.4099 Fax

FOR IMMEDIATE RELEASE

Orrstown Financial Services, Inc. Reports Third Quarter

Earnings and Fourth Quarter Dividend

Shippensburg, PA (October 26, 2006) – Orrstown Financial Services, Inc. (OTC Bulletin Board: ORRF) has announced third quarter 2006 earnings of $3,004,000, or $.49 per share versus $2,762,000, or $.51 per share for the third quarter of 2005. This represents an 8.8% increase in third quarter earnings compared to the prior year. Net income for the nine months ended September 30, 2006 was $8,648,000, or a 15.4% increase over the $7,493,000 earned during the first nine months of 2005. Primary earnings per share grew 6.5% from $1.39 during the first nine months of 2005 to $1.48 in 2006.

Return on average assets, return on average equity and return on average tangible equity were 1.52%, 13.92% and 18.64%, respectively, for the third quarter of 2006 versus 1.92%, 20.04% and 20.71%, respectively, for the third quarter of 2005. For the first nine months of 2006, return on average assets, return on average equity and return on average tangible equity were 1.66%, 15.77% and 19.14%, respectively, versus 1.84%, 19.11% and 19.68% during 2005.

The Board of Directors approved a fourth quarter cash dividend of $.20 per share payable to shareholders of record on November 8, 2006. This represents an increase of 25.0% over the dividend of $.16 declared during the fourth quarter of 2005. Through four quarters 2006, dividends of $.78 per share are 33.8% ahead of 2005 dividends of $.583. The dividend will be paid on November 21, 2006.

Kenneth R. Shoemaker, President and Chief Executive Officer of the company stated, “We remain committed to providing our customers with the best banking experience possible in the markets we serve. Our recent pattern of strong but profitable growth has continued through the third quarter as we generated rates of return well in excess of industry averages.”

With over $780 million in assets, Orrstown Financial Services, Inc. and its subsidiaries, Orrstown Bank and The First National Bank of Newport, provide a full range of consumer and business financial services through twenty banking offices and four remote service facilities located in Cumberland, Franklin and Perry Counties of Pennsylvania and Washington County, Maryland. Orrstown Financial Services, Inc.’s stock is traded in the over-the-counter market under the symbol ORRF.

A summary of financial highlights follows:

For Quarter Ended:	September 30, 2006	September 30, 2005	% Change
Net Income	$3,004,000	$2,762,000	+ 8.8%
Primary Earnings Per Share	$.49	$.51	- 3.9%
Diluted Earnings Per Share	$.47	$.49	- 4.1%
Dividends Per Share	$.20	$.15	+ 33.3%
Return on Assets	1.52%	1.92%
Return on Equity	13.92%	20.04%
Return on Tangible Equity	18.64%	20.71%

For Nine Months Ended:	September 30, 2006	September 30, 2005	% Change
Net Income	$8,648,000	$7,493,000	+ 15.4%
Primary Earnings Per Share	$1.48	$1.39	+ 6.5%
Diluted Earnings Per Share	$1.42	$1.33	+ 6.8%
Dividends Per Share	$.58	$.4233	+ 37.0%
Return on Assets	1.66%	1.84%
Return on Equity	15.77%	19.11%
Return on Tangible Equity	19.14%	19.68%

Balance Sheet Highlights:	September 30, 2006	September 30, 2005	% Change
Assets	$783,830,000	$581,180,000	+ 34.9%
Loans, Gross	$604,762,000	$439,206,000	+ 37.7%
Deposits	$625,141,000	$452,288,000	+ 38.2%
Equity	$87,343,000	$55,219,000	+ 58.2%
Tangible Equity	$65,714,000	$53,261,000	+ 23.4%

Certain statements in this release may constitute “forward looking statements” under the Private Securities Litigation Reform Act of 1995, which involve risk and uncertainties. Orrstown Financials actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, economic conditions, competition in the geographic and business areas in which Orrstown Financial conducts its operations, fluctuations in interest rates, credit quality, and government regulation.